EXHIBIT 99.1
Bausch & Lomb Incorporated Adoption of SFAS No. 142

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     The company adopted SFAS No. 142 in the fiscal year beginning December 30, 2001. The following table reflects consolidated net income and net income per share adjusted as though the adoption of SFAS No. 142 was effective for the years ended December 29, 2001, December 30, 2000 and December 25, 1999:

	Year ended
	December 29, 2001	December 30, 2000	December 25, 1999
Reported net income	$ 21.2	$ 83.4	$ 444.8
Goodwill amortization (net of tax $8.9, $7.3 and $7.3 for years ended 2001, 2000 and 1999, respectively)	16.7	13.3	13.0
Amortization of intangibles reclassified to goodwill (net of tax $2.1, $3.2 and $2.8 for years ended 2001, 2000 and 1999, respectively)	3.9	5.8	5.1
Amortization of trade names due to change in accounting estimate (net of tax of $1.6, $1.5 and $1.5 for years ended 2001, 2000 and 1999, respectively)	(3.2)	(2.8)	(2.6)
Adjusted net income	$ 38.6 ==========	$ 99.7 ==========	$ 460.3 ==========

Basic earnings per share:
Reported net income per share	$ 0.39	$ 1.54	$ 7.76
Goodwill amortization	0.31	0.25	0.23
Amortization of intangibles reclassified to goodwill	0.07	0.11	0.09
Amortization of trade names due to change in accounting estimate	(0.06)	(0.05)	(0.05)
Adjusted net income per share	$ 0.71 ==========	$ 1.85 ==========	$ 8.03 ==========

Diluted earnings per share:
Reported net income per share	$ 0.39	$ 1.52	$ 7.59
Goodwill amortization	0.31	0.24	0.22
Amortization of intangibles reclassified to goodwill	0.07	0.11	0.09
Amortization of trade names due to change in accounting estimate	(0.06)	(0.05)	(0.04)
Adjusted net income per share	$ 0.71 ==========	$ 1.82 ==========	$ 7.86 ==========